UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8–K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): July 9, 2013

Apollo Group, Inc.
(Exact name of registrant as specified in its charter)

Arizona	0–25232	86–0419443
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4025 S. Riverpoint Parkway, Phoenix, Arizona		85040
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (480) 966–5394

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8–K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a–12 under the Exchange Act (17 CFR 240.14a–12)
[  ]  Pre–commencement communications pursuant to Rule 14d–2(b) under the Exchange Act (17 CFR 240.14d–2(b))
[  ]  Pre–commencement communications pursuant to Rule 13e–4(c) under the Exchange Act (17 CFR 240.13e–4(c))

Section 8 – Other Events
Item 8.01 Other Events.
Higher Learning Commission Final Action Letters regarding Accreditation Reaffirmation of University of Phoenix and Western International University
On July 9, 2013, University of Phoenix, Inc., our wholly–owned subsidiary, was notified by The Higher Learning Commission (“HLC”) that its accreditation was reaffirmed through the 2022–2023 academic year, and that the University was placed on Notice status. HLC, a commission member of the North Central Association of Colleges and Schools, is the regional accreditor of the University.
As previously disclosed, on February 22, 2013, University of Phoenix received the HLC peer review team’s draft report regarding the accreditation reaffirmation review of the University. In the draft report, the peer review team determined that the University was not in compliance with certain criteria for accreditation relating to the University’s administrative structure and governance. Based on these alleged administrative and governance deficiencies, the team recommended that HLC place the University on Probation status. University of Phoenix subsequently submitted a response regarding factual errors in the draft report, following which the peer review team issued its final report, which was unchanged in all material respects from the draft report, including the Probation recommendation.
On May 6, 2013, the HLC Institutional Actions Council First Committee (“IACFC”) convened a hearing to review the peer review team’s report and recommendations, in advance of which, University of Phoenix had submitted to the IACFC new and updated information addressing deficiencies cited in the team report, including evidence regarding various governance changes made by the University and Apollo Group to enhance the autonomy of the University. On May 9, 2013, the University of Phoenix received the written hearing report from the IACFC, which recommended that HLC reaffirm the University’s accreditation for a ten–year period and that the University be placed on Notice status for two years due to concerns cited in the peer review team’s report relating to governance, student assessment and faculty scholarship/research for doctoral programs.
On July 9, 2013, University of Phoenix received a Final Action Letter from the HLC notifying the University that the HLC, at its meeting on June 27, 2013, reaffirmed the accreditation of the University through the 2022–2023 academic year and placed the University on Notice status for a two–year period. Notice status is a sanction that means that HLC has determined that an institution is on a course of action that, if continued, could lead the institution to be out of compliance with one or more of the HLC Criteria for Accreditation or Core Components. The University was assigned by HLC to the Standard Pathway reaffirmation process, which entails as part of the normal ten–year cycle that the University host a comprehensive evaluation visit in 2016–2017.
The University is required to submit a Notice Report by Fall of 2014 providing evidence that the University meets the Criteria for Accreditation, Core Components and Minimum Expectations (Assumed Practices after January 1, 2013) identified as the basis for the Notice sanction and that it has ameliorated the issues that led to the Notice sanction in the areas of governance, student assessment and faculty scholarship/research for doctoral programs. In addition, in the Notice Report the University is also required to report on its progress in other areas of concern not included in the Notice sanction, including retention and graduation rates, three–year cohort default rates, and credit hour policies and practices relating to learning teams. The University is also required to host a focused visit by HLC no later than January 2015, which is intended to validate the contents of the Notice Report.
During the Notice period, the University is required to disclose its Notice status in connection with any statements regarding its HLC accreditation.
We believe the imposition of the sanction of Notice on University of Phoenix could adversely impact our business. See the discussion of these risks under Risk Factors in our Form 10–Q filed with the Securities and Exchange Commission on June 25, 2013 and available on our website at www.apollo.edu.
In addition, on July 9, 2013, our wholly–owned subsidiary, Western International University, also received a Final Action Letter from the HLC notifying it that the HLC, at its meeting on June 27, 2013, reaffirmed its accreditation through the 2022–2023 academic year and that it was placed on Notice status for a two–year period.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

APOLLO GROUP, INC.

July 10, 2013	By:	/s/ Brian L. Swartz
Name: Brian L. Swartz
Title: Senior Vice President and Chief Financial Officer